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                                                                 EXHIBIT 10.12


                                                       EXECUTION COPY


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated December 19, 2001, is made by and between TurnWorks Acquisition III Inc., a Delaware corporation ("Company"), and Gregory D. Brenneman ("Executive"). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, on the date hereof, Aloha Airgroup, Inc., a Hawaii corporation ("A"), Hawaiian Airlines, Inc., a Hawaii corporation ("B"), Company and TurnWorks, Inc., a Texas corporation ("TW") have entered into an Agreement and Plan of Merger, dated the date hereof, pursuant to which A will merge into a subsidiary of Company, and B will merge either into Company or into a subsidiary of Company (the "Merger Agreement");

         WHEREAS, each of A and B are engaged in the operation of airlines;

         WHEREAS, Executive possesses skills and executive experience in connection with the operation of airlines;

         WHEREAS, subject to the consummation of the transactions contemplated under the Merger Agreement (the "Transactions"), Company desires to employ Executive, and Executive desires to be employed by Company, under the terms and provisions hereof;

         WHEREAS, TW is a company that provides a wide variety of services to companies including, investment banking, financial advisory, executive recruitment and management consulting services (collectively, "Consulting Services");

         WHEREAS, TW and its employees have devoted a significant amount of time and resources providing Consulting Services to the Company in order to bring about the Transactions; and

         WHEREAS, simultaneously with the execution and delivery hereof, Company has requested TW to continue to provide Company with Consulting Services and Company and TW have entered into a Management Services Agreement, dated the date hereof, pursuant to which TW (all of the outstanding stock of which corporation is currently owned by Executive) has agreed, subject to the consummation of the Transactions, to provide its Consulting Services to Company (the "Management Services Agreement").

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:


ARTICLE 1: EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the date on which the


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Transactions shall be consummated (the "Effective Date") and continuing for the periods of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

         1.2 POSITIONS. From and after the Effective Date, Company shall employ Executive in the positions of Chairman and Chief Executive Officer of Company, or in such other positions as the parties mutually may agree, and shall, for the full term of Executive's employment hereunder, cause Executive to be nominated for election as a director of Company and use its best efforts to secure such election.

         1.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in paragraph 1.2 and, if elected, as a director of Company and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. In addition to the foregoing, Executive undertakes that, at all times during his tenure as Chief Executive Officer hereunder (a) his duties and obligations hereunder shall be his primary business focus, (b) he shall devote to such duties and obligations such time and effort as would normally be required of a chief executive officer of a major public company, and (c) he shall spend such time in Hawaii as is necessary to perform such duties and obligations.

         1.4 KEY MAN LIFE INSURANCE. Executive acknowledges that Company may wish to purchase key man life insurance on Executive. Executive agrees that he shall cooperate in all reasonable respects regarding reasonable physical/medical examinations required by the prospective insuror(s).


ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

         2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive (i) as Chief Executive Officer, for a two-year period beginning on the Effective Date and (ii) if elected a director of the Company, as Chairman of the Board, for a two-year period beginning on the Effective Date. Each such term of employment shall be extended automatically for an additional and successive period of one year as of the second anniversary of the Effective Date and as of the last day of each successive one-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such two-year or one-year term of employment, as the case may be, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment as Chairman or Chief Executive Officer, as the case may be, shall terminate on the last day of the two-year or one-year term of employment, as the case may be, during which such notice is given.

         2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors of Company (the "Board of Directors"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                  (i)    upon Executive's death;


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                  (ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

                  (iii) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to Company;

         (iv) upon the conviction of Executive for a felony or any crime involving moral turpitude;

                  (v) the termination of the Management Services Agreement either (a) by Company for the reason set forth in paragraph 1.2(i)thereof or (b) by TW for any reason other than those set forth in paragraphs 1.3(i) or 1.3(ii) thereof; or

                  (vi) for any other reason whatsoever, in the sole discretion of the Board of Directors.

         2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                  (i) the assignment to Executive by the Board of Directors or other officers or representatives of Company of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date, or the failure to elect or reelect Executive to any of the positions described in paragraph 1.2 (including the failure of Company's stockholders to elect him a director) or the removal of him from any such positions;

                  (ii) a material diminution in the nature or scope of Executive's authority, responsibilities, or titles from those applicable to him as of the Effective Date, including a change in the reporting structure so that Executive reports to someone other than the Board of Directors;

                  (iii) the occurrence of acts or conduct on the part of Company, its Board of Directors, or its officers, representatives or stockholders which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement;

                  (iv) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date AND, in the event that such action shall be correctable, the failure of the Company to correct the same within 30 days following written notice of such facts and circumstances by Executive to Company;


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                  (v) a material breach by Company of any provision of this
Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company;

                  (vi) the occurrence of a Change of Control (as defined in paragraph 2.5) with respect to the Company;

                  (vii) the termination of the Management Services Agreement either (a) by TW for any reason set forth in paragraphs 1.3(i) or 1.3(ii) thereof or (b) by Company for any reason other than that set forth in paragraph
1.2 (i) thereof; or

                  (viii) for any other reason whatsoever, in the sole discretion of Executive.

         2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

         2.5 CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean the acquisition, at any time after the Effective Date, by a "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than TW, Airline Investors Partnership, LP and those persons and entities set forth on Schedule A of the A Principal Holders Voting Agreement, of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing forty percent (40%) or more of the combined voting power, in the election of directors, of the then outstanding securities of Company or any successor to Company.

ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $400,000 or
(ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

         3.2      INSURANCE.

                  (i) LIFE INSURANCE. Subject to paragraph 3.2(iii), during the period of this Agreement, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in the amount of $2,000,000. Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the aggregate policy amounts, and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.2(i)) to any life insurance trust, family trust or other trust.



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Except as provided for in paragraph 3.2(iii) below, if for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.2 (i), Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (1) the difference between the sum of $2,000,000 and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

                  (ii) DISABILITY INSURANCE. Subject to paragraph 3.2(iii), during the period of this Agreement, Company shall maintain one or more policies of disability insurance on Executive providing an aggregate benefit in the amount of $2,000,000. Executive shall have the right to designate the beneficiary or beneficiaries of the benefit payable pursuant to such policy or policies up to an aggregate benefit in an amount equal to the aggregate policy amounts, and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.2(ii)) to any insurance trust, family trust or other trust. Except as provided for in paragraph 3.2(iii) below, if for any reason Company fails to maintain the full amount of insurance coverage required pursuant to the preceding provisions of this paragraph 3.2(ii), Company shall, in the event of the disability of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (1) the difference between the sum of $2,000,000 and any disability benefit payable to Executive under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

                  (iii) In connection with the insurance coverages described in paragraphs 3.2(i) and (ii) above, and notwithstanding any other provisions of paragraph 3.2, (a) Executive shall cooperate in all reasonable respects regarding any physical/medical examinations required by the prospective insuror(s) and (b) Company's obligations to provide the benefits described in paragraphs 3.2(i) and 3.2(ii) above are conditioned on the willingness of insurors to underwrite such insurance at "standard rates" based on the results of such physical/medical examinations.

         3.3 OTHER PERQUISITES. During his employment hereunder, Executive shall be afforded the following benefits as incidents of his employment:

         (i) AUTOMOBILE. Company shall provide Executive with a payment of $1,000 per month to offset the costs of an automobile.

                  (ii) OTHER COMPANY BENEFITS. Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate, at his option, in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to the highest level executives of the Company. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, vacation, sick leave, pass privileges on each airline operated by the



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Company or any of its affiliates or any successor or successors thereto, Flight
Benefits (as defined in paragraph 4.7) and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Benefits without his consent.

                  (iii) RELOCATION EXPENSES. Company shall reimburse Executive for the reasonable out-of-pocket costs of moving such of his, and his family's, household goods and other belongings as he may choose from his present home (i.e., his permanent residence) in The Woodlands to the temporary home he shall obtain for his family in Hawaii in connection with this employment, including without limitation (a) packing, unpacking, shipping and insurance and (b) if Executive chooses to buy a home in Hawaii, attorneys' fees and out-of-pocket costs (including closing costs) incurred in connection with the purchase of a new home in Hawaii. If, within one year from the date upon which Executive's employment under this Agreement terminates for any reason, Executive and his family shall vacate the home maintained by them in Hawaii, the Company shall (a) promptly reimburse Executive or his estate, as the case may be, for the reasonable out-of-pocket costs of moving such of his, and his family's, household goods and other belongings as he or his legal representative may choose from such home to The Woodlands or such other location as he or his legal representative may designate in the mainland United States, and (b) in the event that Executive shall at such time own such Hawaiian home, promptly reimburse Executive or his estate, as the case may be, for the reasonable attorneys' fees and other out-of-pocket costs (including closing costs) incurred in connection with the sale of such home.


ARTICLE 4:  EFFECT OF TERMINATION ON COMPENSATION

         4.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the terms provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that Company shall provide Flight Benefits (as such term is defined in paragraph 4.7), to Executive and all other eligible persons under paragraph 4.7, for the remainder of the period ending on the date falling two years after the date of termination hereof (such period being referred to as the "Benefit Period"), Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.7) for the Benefit Period, and Company shall perform its remaining obligations under this Agreement including, without limitation, under paragraphs 3.3(i) and 3.3(iii) of this Agreement.

         4.2 BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of any term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that Company shall provide Flight Benefits, to Executive and all other eligible persons under paragraph 4.7, for the Benefit Period, Executive and his eligible dependents shall be provided Continuation Coverage for the Benefit Period and:



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                  (i) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii), (iv) or (v) hereof, then Company shall (a) pay to Executive, within 5 days after the date of such termination, the sum of all salary that Executive would have been entitled to receive under this Agreement with respect to the period between the date of termination and the date on which this Agreement would otherwise have fully expired, (b) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program and (c) perform its remaining obligations under this Agreement including, without limitation, under paragraphs 3.3(i) and 3.3(iii) of this Agreement; and

                  (ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) provide Executive (or his designated beneficiary or beneficiaries) with the benefits contemplated under paragraph 3.2, and (2) perform its remaining obligations under this Agreement including, without limitation, under paragraphs 3.3(i) and 3.3(iii) of this Agreement.

         4.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of any term provided in paragraph
2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that Company shall provide Flight Benefits, to Executive and all other eligible persons under paragraph 4.7, for the Benefit Period, Executive and his eligible dependents shall be provided Continuation Coverage for the Benefit Period, Company shall perform its remaining obligations under this Agreement including, without limitation, under paragraphs 3.3(i) and 3.3(iii) of this Agreement and, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), (vi) or (vii) hereof, then Company shall (i) pay to Executive, within 5 days after the date of such termination, the sum of all salary that Executive would have been entitled to receive under this Agreement with respect to the period between the date of termination and the date on which this Agreement would otherwise have fully expired and (ii) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

         4.4 CERTAIN ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to



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the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

         4.5 PAYMENT OBLIGATIONS ABSOLUTE. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

         4.6 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the sums described in paragraphs 4.2(i)(a) and 4.3(i) shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

         4.7 CERTAIN DEFINITIONS AND ADDITIONAL TERMS. As used herein, the following capitalized terms shall have the meanings assigned below:

                  (i) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than



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that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that the coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more of Company's insured benefit plans, if possible, so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (and
Company shall exercise its reasonable best efforts to cover Executive under such plans), and provided further that the coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive elects to receive comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof;

                  (ii) "Flight Benefits" shall mean flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "System"), consisting of the highest priority space available flight passes for Executive and Executive's eligible family members (as such eligibility is in effect on the Effective Date), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis a maximum amount that is consistent with the maximum amount allowable under the program applicable to the Company's Board of Directors at the Effective Date, inclusive of any improvements in such program thereafter, the highest category frequent flyer cards available in the System ("Elite Cards") in the name of Executive and his spouse for use on the System and a membership for Executive and his spouse in the Company's airport executive club program (the "Executive Club").

                  (iii) As used for purposes of Flight Benefits, the term "affiliates" of the Company means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

                  (iv) Executive will be issued a UATP card (or Similar Card), Elite Cards in Executive's and Executive spouse's names, a membership card in the Executive Club for Executive and Executive's spouse, and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Benefits.


ARTICLE 5:  MISCELLANEOUS

         5.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery by facsimile transmission and by courier service (with proof of service), hand delivery or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 5.1):

if to Company:



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TurnWorks Acquisition III, Inc.
1330 Lake Robbins Dr.
Suite 205
The Woodlands, TX  77380
Telecopier No.:  (281) 363-2097
Attention:  General Counsel

If to Executive:

Gregory D. Brenneman
31 Hollymead Dr.
The Woodlands, TX 77381

         5.2 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         5.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

         5.4 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.5 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         5.6 ENTIRE AGREEMENT. Except as provided in (i) the benefits, plans and programs referred to in paragraph 3.3(ii) and any awards under Company's stock incentive plans or programs and (ii) separate agreements governing Executive's flight benefits relating to other airlines, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         5.7 MUTUAL DRAFTING. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         5.8 INTEREST AND INDEMNIFICATION. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the



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amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by Chase Bank of Texas N.A. (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

         5.9 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         5.10 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

         5.11 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         5.12 TERM. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party, which is accrued or vested prior to or upon such termination.

         5.13 CONVERSION. Company acknowledges that, subsequent to the date hereof, TW may enter into or effectuate a merger, consolidation, sale of assets or other conversion or reorganization pursuant to which TW would be converted into, or substantially all of the assets and properties of TW would be conveyed (by operation of law or otherwise) to, a different legal entity Controlled (as defined below) by Executive (a "Conversion", and any such surviving legal entity being the "Survivor"). Company further acknowledges that (i) subsequent to any such Conversion, references to "TW" in this Agreement shall automatically be deemed to refer to the Survivor and (ii) accordingly, any such Conversion shall not, except as set forth in (i) above, affect the rights or obligations of the parties hereunder. For purposes of this paragraph 5.13, the term "Control" shall refer to beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing a majority of the combined voting power, in the election of directors (or other analogous managers) of the outstanding securities of an entity.

                                     *******

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



TURNWORKS ACQUISITION III, INC.



  /s/ Gregory D. Brenneman
------------------------------------
Name:    Gregory D. Brenneman
Title:   President





  /s/ Gregory D. Brenneman
------------------------------------
Gregory D. Brenneman